  Exhibit 99.2

American Resources Corporation Sub-Licenses Graphene Patents To Development Partner for Energy Storage Development

Sub-licensee goal to further develop graphene patents for the commercialization focusing initially on energy storage applications.

American Carbon Materials, our joint venture partner, will receives 50% of operating income from sale of graphene from development partnership.

American Resources receives class A common stock and class B common stock in development partner with plan to distribute series A to underlying shareholders.

March 31, 2021 | Source: American Resources Corporation

FISHERS, INDIANA / ACCESSWIRE / March 31, 2021 / American Resources Corporation (NASDAQ:AREC) (“American Resources” or the “Company”), a next generation and socially responsible supplier of raw materials to the new infrastructure and electrification marketplace, today announced that it has sub-licensed on a non-exclusive basis two of its exclusive patents for the production of graphene to Novusterra Inc. (“Novusterra”) for an equity stake in Novusterra and a portion of future cash flows from the sale of graphene from that entity.

Novusterra is a privately-held, Florida-based company focused on acquiring and developing technologies specific to the electrification market, including rare earth element (REE) deposits, processing facilities and technologies as well as energy storage technologies. Novusterra is looking to initially raise a minimum of $5 million to fund the initial development and commercialization of the specific non-exclusive sublicenses for the production of graphene in next-generation battery and energy storage technology.

Mark Jensen, Chairman and CEO of American Resources Corporation commented, “As with all of our assets, we are always trying to find ways to maximize value for our shareholders. Our suite of patents and technologies are no different. We are excited to work with third parties to help drive value to our shareholders through the monetization of our patents. Graphene is an exciting technology where we can use carbon fines produced from our mining operation in Central Appalachia as the primary feedstock source, and believe the technology will bring innovation to the energy storage and electrification marketplaces. We are excited to work with Novusterra in this venture that not only can provide American Resources a customer for its carbon fines and upside to our shareholders, but also provide new innovative jobs for the local community.”

Pursuant to the non-exclusive sublicense agreement, American Resources will receive an equity stake representing approximately a 50% equity in Novusterra in the form of Class A and Class B common stock. Additionally, American Resources’ subsidiary, Advanced Carbon Materials, LLC (ACM) will receive 50% of the operating income from the future sales of graphene by Novusterra.

American Resources anticipates distributing the Class A Common Stock it receives in Novusterra in the form of a dividend to existing shareholders of American Resources Corporation common stock. The Company anticipates naming a record date within the next 120 days for such distribution concurrent with Novusterra completing its initial equity raise for the development and commercialization of the technology.

American Resources Corporation, with its three divisions, American Carbon, American Rare Earth and American Metals is built to leverage the growth of infrastructure and electrification markets that are predicted to see significant expansion over the next decade. The current administration in United States has stated its intention to advance a green economy, which will require substantial infrastructure redevelopment and a significant spend on U.S. produced steel as well as growth in the electric vehicle fleet.

About American Resources Corporation
American Resources Corporation is a next-generation, environmentally and socially responsible supplier of high-quality raw materials to the new infrastructure market. The Company is focused on the extraction and processing of metallurgical carbon, an essential ingredient used in steelmaking, critical and rare earth minerals for the electrification market, and reprocessed metal to be recycled. American Resources has a growing portfolio of operations located in the Central Appalachian basin of eastern Kentucky and southern West Virginia where premium quality metallurgical carbon and rare earth mineral deposits are concentrated.

American Resources has established a nimble, low-cost business model centered on growth, which provides a significant opportunity to scale its portfolio of assets to meet the growing global infrastructure and electrification markets while also continuing to acquire operations and significantly reduce their legacy industry risks. Its streamlined and efficient operations are able to maximize margins while reducing costs. For more information visit americanresourcescorp.com or connect with the Company on Facebook, Twitter, and LinkedIn.

Special Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, uncertainties, and other important factors that could cause the Company’s actual results, performance, or achievements or industry results to differ materially from any future results, performance, or achievements expressed or implied by these forward-looking statements. These statements are subject to a number of risks and uncertainties, many of which are beyond American Resources Corporation’s control. The words “believes”, “may”, “will”, “should”, “would”, “could”, “continue”, “seeks”, “anticipates”, “plans”, “expects”, “intends”, “estimates”, or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Any forward-looking statements included in this press release are made only as of the date of this release. The Company does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Company cannot assure you that the projected results or events will be achieved.

PR Contact:
Precision Public Relations
Matt Sheldon
917-280-7329
matt@precisionpr.co

Investor Contact:

JTC Team, LLC
Jenene Thomas
833-475-8247
AREC@jtcir.com

Company Contact:
Mark LaVerghetta
317-855-9926 ext. 0
Vice President of Corporate Finance and Communications